Exhibit 10.8

BNP PARIBAS

Amendment Modifying the Phase 2 PGE Amortization Addendum

BETWEEN:

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BNP PARIBAS, a public limited company with capital of 2,294,954,818 euros, with its registered office located at 16 Boulevard des Italiens, PARIS (75009), registered under No. 662 042 449, RCS PARIS - CE identifier FR 76662042449 - orias No. 07 022 735, represented by its duly authorized representatives:

entitled to act for this purpose, and hereinafter referred to under the generic term "the Bank" or "BNP Paribas," of the first part,

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the company GETAROUND, a simplified joint-stock company with a sole shareholder, with capital of 1,287,040 euros, with its registered office located at 35 rue Greneta, PARIS (75002), registered under number 522 816 651 - RCS PARIS, represented by Mr. Eduardo INIGUEZ-VAZQUEZ in his capacity as duly authorized representative, hereinafter referred to in this document under the generic term "the Borrower" unless otherwise specified, of the second part,

The parties, prior to the subject matter of this agreement, state as follows:

PREAMBLE

Under a private agreement dated 13/11/2020, the Bank granted the Borrower a business-purpose loan of 2,400,000 euros (two million four hundred thousand euros), with a term of one year, intended to finance the Borrower’s working capital needs to support its activities in France, according to the general and specific conditions stated in said document (hereinafter referred to as "the Loan Agreement").

This loan was granted to address the financial impacts of the COVID-19 pandemic under the conditions established by the amended law No. 2020-289 of March 23, 2020, on the 2020 supplementary budget, and by the amended decree of March 23, 2020, providing a State guarantee for credit institutions and financing companies.

Pursuant to the provisions of the Loan Agreement, the loan was the subject of an amortization addendum, hereinafter referred to as "the Amortization Addendum," under which new financial terms were applied regarding the Optional Amortization Period selected by the Borrower as well as the guarantee fee due to BPI for said period (hereinafter referred to as "the Additional Guarantee Fee") that the Borrower requested the Bank to finance and amortize over the remaining term of the Loan.

The parties expressly declare to refer to the conditions stated in said documents.

The Loan Agreement and the Amortization Addendum are collectively referred to hereinafter as "the Loan."

As a result of repayments made by the Borrower, the remaining balance due under said Loan, after payment of the 13/11/2023 installment, is 1,844,821.01 euros in principal, which includes the Additional Guarantee Fee of 38,090.12 euros financed by the Bank and amortized over the remaining term of the Loan.

This addendum is issued in accordance with the provisions of the Decree of July 8, 2021, amending the decree of March 23, 2020, granting the State guarantee for credit institutions and financing companies under Article 6 of the law No. 2020-289 of the 2020 supplementary budget, allowing for the extension of the Loan repayment period beyond six years.

Prior to this addendum:

The Borrower has requested that the Bank accept certain modifications to the financial conditions of the Loan (including the Additional Guarantee Fee financed by the Bank), specifically:

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That instead of the originally agreed fixed interest rate of 0.75 percent per year (excluding insurance, if any), the Loan (including the Additional Guarantee Fee) will now bear interest at a fixed rate of 3.90 percent per year (excluding insurance, if any).
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To agree on a deferred repayment period of the principal balance of the said Loan (including the Additional Guarantee Fee) for a period of 12 months, which will begin after the due date of 11/13/2023.
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To extend the remaining repayment term of the said Loan (including the Additional Guarantee Fee) by 12 months, so that the initial repayment due date of 11/13/2026 is extended to 11/13/2027, taking into account the agreed deferral period below.

The Bank accepts these modifications.

Having explained the above, the parties proceed to formalize the convention subject to these terms.

Article: Modification of the Financial Conditions of the Loan

Following the settlement of the installment due on 11/13/2023, the financial terms of the Loan are modified as follows:

Modification of the Interest Rate

The interest rate on the Loan, initially agreed under the Amortization Agreement at 0.75 percent per year, and applying equally to the Additional Guarantee Fee financed by the Bank, will be increased to 3.90 percent per year (excluding insurance, if any), effective from the date of the next installment, as defined below.

Modification of the Loan Repayment Terms - Deferred Repayment Period for Principal

The Bank grants the Borrower a deferred repayment period for the principal balance of 12 months, during which the Borrower will only be required to pay interest on the Loan (including the Additional Guarantee Fee), calculated monthly on the outstanding principal at a rate of 3.90 percent per year (excluding insurance, if any).

This interest will be calculated based on a 360-day annual basis and a 30-day month and will be payable in arrears on the same payment date as the original amortizations of the Loan.

Extension of the Remaining Repayment Term of the Loan

Furthermore, the Bank agrees to extend the remaining repayment term of the said Loan (including the Additional Guarantee Fee) by 12 months, so that the initial repayment due date of 11/13/2026 is now extended to 11/13/2027, under the following conditions:

Article: Repayment of the Loan

After the end of the deferred principal repayment period, the Loan (including the amount of the Additional Guarantee Fee) will be repayable in 36 equal monthly installments of €5,384.44, each comprising a portion of the outstanding principal and interest calculated at the fixed rate of 3.90 percent per year (excluding insurance, if any) on the outstanding principal after each installment. The interest will be calculated on a 360-day basis and a 30-day month.

The first repayment will take place on 12/13/2024, which will establish the dates for the remaining repayments.

An amortization schedule, including the repayment schedule, will be provided by the Bank to the Borrower.

The Borrower will receive an annual statement from the Bank detailing the repayment schedule of the amounts owed under the Additional Guarantee Fee, and upon request at any time.

Article: Insurance

Absence of Impact of Optional Insurance on the Above Financial Conditions

The contributions to any optional insurance applicable to the Loan under this addendum are not included in the calculation of the Loan’s effective global rate.

Article: Processing Fees

€500 (service not subject to VAT) due and collected by the Bank as a single payment on the date of signing this agreement, to be debited from one of the accounts held in the Borrower's name.

Article: Effective Global Rate of the Loan (TEG)

Calculated according to the legal method currently in force and based on a monthly actuarial rate of 0.326 percent, the Effective Global Rate of the Loan, taking into account the above modifications, is 3.91 percent per year as of the date of this agreement.

Article: Loan Account Adjustment

The Loan contract has been recorded on loan account number 30004 02999 00060840018 73 on the Bank’s books at its Business Center.

For internal management purposes, the Loan subject to this restructuring will need to be transferred to a different loan account, whose details (account number, agency) will be provided to the Borrower either by letter or in the amortization schedule provided due to these changes.

It is expressly agreed that the accounting entries for this renumbering do not constitute a new debt, and therefore do not entail a novation of the Bank's debt resulting from the above-modified Loan.

Article: Modification of the Early Maturity Clause of the Loan

The specific terms of the Loan are modified to specify that in case of grossly reprehensible behavior by the Borrower, or if its situation is found to be irreparably compromised within the meaning of Article L.313-12 of the Monetary and Financial Code, the Loan shall become immediately due without prior notice.

Article: Additional Early Maturity

In addition to the early maturity cases contained in the Loan Contract, the Bank may demand the early repayment of all amounts due under the Loan, including principal, interest, fees, insurance contributions, and any costs in any of the following cases:

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In the event of non-payment on the due date of any amount due under the Loan;
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In case of payment incident reported to the Bank of France;
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More generally, in case of non-compliance, misrepresentation, or failure to fulfill any obligation of the Borrower under the Loan;
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In case of merger, split, early dissolution, or any other operation resulting in a universal transfer of the Borrower’s assets to a third company;
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In the event of amicable liquidation or dissolution of the Borrower;
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In the case of a sale of the Borrower's business in the context of an amicable or collective procedure;
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In the case of a partial transfer of assets of the Borrower's business representing an independent branch of activity;
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In case of Change of Control, defined as the case where GETAROUND INC., a company incorporated in the State of Delaware, ceases to hold a direct or indirect 100 percent share of the Borrower's capital and/or voting rights.

Amounts thus due, as well as any unpaid amounts and costs incurred by the Bank due to the Loan, shall accrue interest at the above rate, increased by three percent per year.

This clause does not prejudice the due maturity and does not imply an agreement to delay payment. Interest will be capitalized if due for a full year, as per Article 1343-2 of the Civil Code.

In addition to the early maturity cases mentioned above and those provided in the Loan Contract, the Bank may also declare the Loan due immediately in cases where any other loan or credit extended to the Borrower under a separate agreement is declared due by a financial institution or third party, unless contested in good faith by the Borrower and pending legal resolution.

Article: Borrower's Rights and Obligations

While any amount is due to the Bank under the Loan, the Borrower undertakes to provide, at the Bank’s request, all accounting, financial, or legal documents relating to its assets, liabilities, or any solvency-influencing events.

Article: Fees and Charges Borne by the Borrower

The Borrower will bear all fees, taxes (including registration fees), and costs related to the Amortization Agreement, including those resulting from any modifications to this Agreement.

Article: Declarations

The Borrower, on its own behalf and on behalf of other Group members if applicable, reiterates all representations and warranties stated in the Loan Agreement.

Article: Non-Novation

It is expressly understood that this Agreement does not make any further changes to the terms and conditions of the Loan Agreement, and it does not constitute a novation of the Bank's debt.

Article: Domicile

For the execution of this Agreement:

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The Bank’s domicile is its Business Center, or its registered office if not specified.
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The Borrower’s domicile is its registered office as specified above.

Article: Personal Data

Each party agrees to comply with current personal data regulations, specifically Law No. 78-17 of January 6, 1978, as amended, and the General Data Protection Regulation (EU) 2016/679 of April 27, 2016.

- Data Processed by the Bank as Data Controller

The Borrower’s personal data collected under the Loan will be used by BNP Paribas, as the data controller, for internal management of this financing or to meet legal and regulatory obligations.

To accomplish the aforementioned purposes, we disclose your personal data only to BNP Paribas Group entities, whose list is available on the website group.bnpparibas/decouvrez-le-groupe/bnp-paribas-monde, to service providers and subcontractors performing services on our behalf, independent agents, intermediaries or brokers, commercial and banking partners, financial authorities, judicial or state agencies, public bodies upon request and to the extent permitted by law, and to certain regulated professions such as lawyers, notaries, auditors.

In case of transfer to a country outside the European Economic Area, your personal data may be sent to a country that offers an adequate level of protection as recognized by the European Commission. Failing this, we rely either on implementing appropriate safeguards to ensure the protection of your personal data or on a derogation applicable to the situation.

To obtain a copy of these documents or find out how to access them, or if you have questions about the use of your data, you can contact the Data Protection Officer by mail addressed to BNP Paribas, Data Protection Officer RISK FRB DPO, Paris (75019), 163 boulevard Macdonald. This personal data may give rise to the exercise of the right of access, rectification, erasure, restriction of processing, portability of your data, setting directives applicable after death, by mail addressed to BNP Paribas, APAC TDC Val de Marne, TSA 30233, 94729 FONTENAY SOUS BOIS CEDEX. You may also object to the processing of data concerning you. Furthermore, you have the right to file a complaint with the competent supervisory authority such as the Commission Nationale de l’Informatique et des Libertés in France.

Data is retained for a period of 10 years from the end of your Loan. For additional information, you can refer to the Personal Data Protection Notice provided to clients. This document is available in Branches and on the websites mabanque.bnpparibas or mabanquepro.bnpparibas.

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Data processed by Bpifrance as data controller

The personal data concerning Natural Persons collected by the Bank is also transmitted to Bpifrance for requests, management, evaluation, and control of guarantees by Bpifrance, acting as the data controller on behalf of the State guarantee. This personal data is retained by Bpifrance in connection with the State guarantee in accordance with the legal and regulatory retention periods in France and, where applicable, Europe.

Bpifrance may disclose this personal data to other companies within its group, funding bodies, partners, or third parties involved in the provision of services related to the State guarantee.

The concerned Natural Persons may exercise their rights of access, rectification, deletion, and objection by sending a letter to the Data Protection Officer at the following address: Bpifrance, DCCP - Data Protection Officer, 27-31 avenue du Général Leclerc, 94710 Maisons-Alfort Cedex; they also have the right to file a complaint with the Commission Nationale de l’Informatique et des Libertés.

Article: Authorization to communicate information

The Borrower expressly authorizes the Bank, during the term of this agreement, to communicate their information to subcontractors who may perform certain material and technical tasks related to this agreement on behalf of the Bank, to mutual guarantee companies or financial guarantee organizations, or to collection agencies responsible for collecting the debt covered by the Loan, to refinancing organizations participating in this operation, as well as to their direct agents who these organizations may use, especially for monitoring and collecting the debt under this agreement, to BNP Paribas Group companies, for the purpose of presenting products and services managed by these companies for commercial solicitation purposes (the list of BNP Paribas Group companies is available at the above address).

The Borrower authorizes Bpifrance Financement to transmit confidential information, including personal data relating to the Borrower and the Loan:

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to the French State, any French administrative, judicial, or supervisory authority, any European institution, or any local authority,
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to any funding body involved directly or indirectly in the Loan,
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to other entities of the Bpifrance group in view of Bpifrance's mission.

Note: The Borrower may object by mail addressed to the following address: BNP Paribas APAC TDC Val de Marne, TSA 30233, 94729 FONTENAY SOUS BOIS Cedex - to receive such commercial solicitations, specifying the refused solicitation method - mail, phone, etc. - and indicating, if applicable, whether this objection concerns the entire BNP Paribas group or only BNP Paribas subsidiaries. Finally, any false or irregular statement may be subject to specific processing intended to prevent fraud.

Article: Applicable law and jurisdiction

Jurisdiction is expressly granted to French law and the courts within the jurisdiction of the Bank's Business Center specified in the “Domicile” article of this Amortization Amendment, and if no details are provided, to the courts of PARIS, for all proceedings, even in cases of multiple instances or parties, or third-party claims.

Executed at the Business Center that handles the assistance, on the "date" in two copies.

Le présent Avenant d’Amortissement est établi sur pages

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